Exhibit 4.3

ICON plc
EMPLOYEE SHARE OPTION PLAN 2008
 (FOR EMPLOYEES AND SALARIED DIRECTORS)

TABLE OF CONTENTS

1.	INTRODUCTION	4

2.	ADMINISTRATION	4
2.1.	Administration by Committee..	4
2.2.	Committee Responsibilities.	4
2.3.	No Right to Participation.	4

3.	SHARES AVAILABLE FOR GRANTS	4
3.1.	Basic Limitation.	4
3.2.	Additional Shares.	4

4.	ELIGIBILITY	4
4.1.	General Rules.	4

5.	OPTIONS	4
5.1.	Stock Option Agreement.	4
5.2.	Transfer of Awards	5
5.3.	Waiver of an Option and failure to complete Stock Option Agreement	5
5.4.	Number of Shares	5
5.5.	Exercise Price	5
5.6.	Exercisability and Term.	5
5.7.	Acceleration Upon Change in Control	5
5.8.	Modification or Assumption of Options	5
5.9.	Liquidation.	5

6.	PAYMENT FOR OPTION SHARES	6
6.1.	General Rule.	6
6.2.	Exercise/Sale.	6
6.3.	Other forms of Payment.	6

7.	ADJUSTMENT OF SHARES	6
7.1.	Adjustments.	6
7.2.	Reorganisation.	6

8.	LIMITATION ON RIGHTS	7
8.1.	Retention Rights and Cessation of Employment.	7
8.2.	Shareholders’ Rights.	7
8.3.	Regulatory Requirements.	7

9.	WITHHOLDING TAXES	7
9.1.	Withholding Tax	7
9.2.	Section 409A.	7

10.	FUTURE OF THE PLAN	7
10.1.	Term of the Plan	7
10.2.	Amendment or Termination. .	8

11.	FINANCIAL ASSISTANCE	8

12.	DEFINITIONS	8
12.1.	Award.	8

12.2.	Board.	8
12.3.	Change in Control	8
12.4.	Code.	9
12.5.	Committee.	9
12.6.	Company.	9
12.7.	Consultants Plan.	9
12.8.	Date of Grant.	9
12.9.	Employee.	9
12.10.	Exchange Act.	9
12.11.	Exercise Price.	9
12.12.	Internal Revenue Service.	9
12.13.	Market Value	9
12.14.	NSO.	9
12.15.	Option.	9
12.16.	Optionee.	9
12.17.	Ordinary Share.	9
12.18.	Plan.	9
12.19.	Securities and Exchange Commission.	10
12.20.	Share.	10
12.21.	Stock Option Agreement.	10
12.22.	Subsidiary.	10

ICON plc
EMPLOYEE SHARE OPTION PLAN 2008

1.	INTRODUCTION

The Plan is established pursuant to a resolution of shareholders dated 21st July 2008.  The purpose of the Plan is to establish an employees’ share scheme within the meaning of Section 2 of the Companies (Amendment) Act 1983 as a share incentive scheme to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, and (c) linking Employees directly to shareholder interests through increased share ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options which will constitute NSO’s.  The Plan shall be governed by, and construed in accordance with, the laws of Ireland.

2.	ADMINISTRATION

2.1.	Administration by Committee. The Plan shall be administered by the Committee.

2.2.
Committee Responsibilities.  The Committee shall (a) select the Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate from time to time to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3.	No Right to Participation. No person shall be entitled as of right to participate in the Plan, and decisions regarding participation shall be made by the Committee in its absolute discretion.

3.	SHARES AVAILABLE FOR GRANTS

3.1.
Basic Limitation.  Any Shares over which Options may be issued pursuant to the Plan shall be authorised but unissued shares. The total number of Shares that may be issued under the Plan shall not exceed 3,000,000, which maximum limit shall be reduced by any Shares issued or to be issued pursuant to options granted under the Consultants Plan (under which a limit of 200,000 Shares applies). The maximum number of Shares with respect to which Options may be granted under the Plan during any calendar year to any Employee shall be 200,000 Shares. The Company shall keep available sufficient authorised but unissued Shares to meet in full the exercise of all Options. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 7.

3.2.
Additional Shares.  If any Options are forfeited or if any Options terminate for any other reason before being exercised, then Shares subject to such Options shall again become available for Awards under the Plan.

4.	ELIGIBILITY

4.1.	General Rules. Only Employees shall be eligible for designation as participants by the Committee.

5.	OPTIONS

5.1.
Stock Option Agreement. Each grant of an Option under the Plan (unless the Committee determines otherwise in its absolute discretion) shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2.
Transfer of Awards.  Options shall not be transferable, save that an Option Agreement may permit a transfer of the Option on death to an Optionee’s personal representatives, by will or the laws for intestate succession.  The transferee of an Option shall be bound by the provisions of this Plan and the Stock Option Agreement entered into by the Optionee and (unless otherwise determined by the Committee in its absolute discretion) such transferee shall agree in writing on a form prescribed by the Committee to be so bound.

5.3.
Waiver of an Option and failure to complete Stock Option Agreement.  An Optionee may by notice in writing given within 60 days of the Date of Grant of an Option disclaim in whole or in part his or her rights under that Option in which case the Option, or that portion of the Option disclaimed, shall for all purposes be deemed not to have been granted.  Unless the Committee determines otherwise in its absolute discretion, it shall be a condition of the grant of an Option that an Optionee completes a Stock Option Agreement and where an Optionee fails to do so within any time specified by the Committee, that Option shall be deemed not to have been granted.

5.4.
Number of Shares.  Each Stock Option Agreement shall specify the number of Shares over which the Option is granted and shall provide for the adjustment as provided in Article 7. An Optionee may elect, upon exercise of an Option, to acquire Ordinary Shares of the Company.

5.5.	Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price shall not be less than 100% of the Market Value of a Share on the Date of Grant.

5.6.
Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any instalment of the Option may be exercised.  The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant.  A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death or disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service or otherwise.

5.7.
Acceleration Upon Change in Control.  The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

5.8.
Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume (i.e., succeed by operation of contract to all rights and obligations under) outstanding Options or accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price.  Notwithstanding the foregoing, except as provided in the first sentence of Section 7.1 hereof, unless the approval of shareholders of the Company is obtained, Options issued under the Plan shall not be amended to lower their Exercise Price, Options issued under the Plan will not be exchanged for other Options with lower Exercise Prices, and no other action shall be taken with respect to Options that would be treated as a repricing under the rules of the principal stock exchange on which the Shares are listed.  Any other provision of the Plan notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option.

5.9.
Liquidation.  In the event of the liquidation, dissolution or other winding up of the Company, all Options shall cease to be exercisable (unless the Committee at its sole discretion shall determine otherwise). Optionees shall not be entitled to damages or other compensation of any kind.

6.	PAYMENT FOR OPTION SHARES

6.1.
General Rule.  The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are acquired, except that the Stock Option Agreement may specify that payment may be made in any other form(s) described in this Article 6.

6.2.
Exercise/Sale.  If permitted by the applicable Stock Option Agreement, payment may be made by delivery (on a form prescribed by the Company) of an undertaking to pay constituted by an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

6.3.	Other forms of Payment. If permitted by the applicable Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

7.	ADJUSTMENT OF SHARES

7.1.
Adjustments.  In the event of a subdivision of the Shares; a declaration of a dividend payable in Shares; a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares; a combination or consolidation of the issued Shares (by reclassification or otherwise) into a lesser number of Shares; a recapitalization; a capitalisation of profits or reserves; a rights issue; a reduction of capital; a spin-off or other similar corporate transaction or event that affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionees under the Plan, the Committee shall make appropriate adjustments in one or more of (a) the number and kind of Shares available for future Awards under Article 3; (b) the definitions of Share and/or Ordinary Share; (c) the number and kind of Shares covered by each outstanding Option and (c) the Exercise Price under each outstanding Option (provided that the Exercise Price may not be reduced below the nominal value of a Share).  Except as provided in this Article 7, an Optionee shall have no rights by reason of any issue by the Company of shares of any class or securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of any class.

7.2.
Reorganisation.  In the event that the Company is a party to a merger, takeover, Change in Control or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization, the terms of the relevant scheme of arrangement or other applicable transaction agreement.  Such agreement may provide, without limitation, for one or more of the following: (a) the continuation or assumption of outstanding Awards by the Company or the surviving company (the term “surviving company” for purposes of this Section 7.2 shall include reference to an acquiring company in a takeover situation) or its parent ; (b) substitution by the surviving corporation or its parent of awards with substantially the same terms for such outstanding Awards (and, if the Company is not a publicly traded entity, substitution of shares with equity of the surviving corporation or its parent with substantially the same terms as the outstanding Shares); (c) cancellation of all or any portion of the outstanding Awards (and the expiration of the balance, as appropriate) in exchange for a cash payment of the excess, if any, of the Market Value at the date of cancellation of the Shares subject to such outstanding Awards or portion thereof being cancelled over the aggregate Exercise Price, with respect to such Awards or portion thereof being cancelled; or (d) the acceleration of the vesting and exercisability of all or a portion of such outstanding Awards (and the expiration of the balance, as appropriate) to take effect at such time before or after completion of the merger, takeover, Change in Control or other reorganization as the Committee shall in its absolute discretion determine, followed by the lapse of any such Awards not so exercised, all in any case without the Optionee’s consent.  In the event that the relevant transaction agreement or document does not provide for any of the above, the Board has discretion to determine whether any one or more of (a) to (d) will apply to all or any portion of such outstanding Awards.

8.	LIMITATION ON RIGHTS

8.1.
Retention Rights and Cessation of Employment.  Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain an employee or director of the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any employee or director at any time, with or without cause, subject to applicable laws, the Company’s Memorandum and Articles of Association and a written employment agreement (if any).  Under no circumstances will any Optionee ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

8.2.
Shareholders’ Rights.  An Optionee shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to filing the proper notice of exercise and tendering the Exercise Price for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such notice of exercise and tender of Exercise Price is given, except as expressly provided in Article 7.

8.3.
Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

9.	WITHHOLDING TAXES

9.1.
Withholding Tax.  The Company or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Employee, amounts of withholding social insurance, levies and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Employee’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes and any amount of social insurance and/or levies, including employment taxes, required to be withheld under applicable Federal, state and local law.

9.2.
Section 409A.  It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent.  The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

10.	FUTURE OF THE PLAN

10.1.
Term of the Plan.  The Plan, as set forth herein, shall become effective as of the date of its approval by the Company’s shareholders at an Annual General Meeting to be held on the 21st July 2008. The Plan shall remain in effect until it is terminated under Section 10.2, except that no Option shall be granted after the 21st July 2018.

10.2.
Amendment or Termination.  The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.  No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect any Option previously granted under the Plan.  Notwithstanding such termination, the Company shall continue to act, administer and manage the Plan in accordance with its terms.  Plan amendments may affect Options which have previously been granted under the Plan; provided, however, that no amendment to the Plan which would adversely affect the rights of an Optionee in respect of an Option previously granted to them shall apply to such existing Option without the consent of the Optionee.

11.	FINANCIAL ASSISTANCE

The Company (or any Subsidiary) may from time to time at the absolute discretion of the Board (or in the case of a Subsidiary of its board) provide monies to, make loans to, guarantee loans for, or provide any form of financial assistance permitted by applicable law to or for such one or more Optionees as it deems fit in order to assist such Optionees to acquire Shares on foot of Awards.  Any loan or guarantee shall be on such terms as to repayment, interest or otherwise as the Board (or in the case of a Subsidiary as its board) may determine.

12.	DEFINITIONS

12.1.	Award means any grant of an Option under the Plan.

12.2.	Board means the Company’s Board of Directors, as constituted from time to time.

12.3.	Change in Control means:

(a)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganisation (however effected, including by general offer or court-sanctioned compromise, arrangement or scheme), if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganisation is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)           The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)
A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d)
Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction.

12.4.	Code means the US Internal Revenue Code of 1986, as amended.

12.5.	Committee means the Compensation Committee of the Board or such other committee of the Board, as the Board may appoint to administer the Plan from time to time.

12.6.	Company means ICON plc, an Irish corporation and its successor corporations.

12.7.	Consultants Plan means the ICON plc Consultants Share Option Plan 2008 established pursuant to a resolution of shareholders passed on the same date as the resolution establishing this Plan.

12.8.	Date of Grant means the date of the Committee resolution under which an Option is granted or as otherwise specified in the Committee resolution approving the Option Grant.

12.9.	Employee means (a) an employee of the Company or of a Subsidiary, and (b) a director holding a salaried employment or office of the Company or any Subsidiary.

12.10.	Exchange Act means the US Securities Exchange Act of 1934, as amended.

12.11.	Exercise Price means the amount for which one Share may be acquired upon exercise of an Option, as specified in the applicable Stock Option Agreement.

12.12.	Internal Revenue Service means the US Internal Revenue Service.

12.13.
Market Value means the market price of Shares, determined by the Committee as follows: (i) if Shares are listed on a stock exchange on the date in question, then the Market Value shall be equal to the higher of par and the closing price reported for such date by the applicable composite-transactions report or, if the Shares were not traded on that day, the next preceding day that the Shares were traded; and (ii) if Shares are not traded on a stock exchange on the date in question, the Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.  Whenever possible, the determination of Market Value by the Committee shall be based on the prices reported in The Wall Street Journal, Eastern Edition, USA.  Such determination shall be conclusive and binding on all persons.

12.14.	NSO means an employee stock option not described in section 422 or 423 of the Code.

12.15.	Option means a NSO granted under the Plan and entitling the holder to purchase by way of subscription (as such term is understood under Irish law) Shares.

12.16.	Optionee means an individual or estate who holds an Option.

12.17.	Ordinary Share means one ordinary share in the capital of the Company.

12.18.	Plan means this ICON plc Employee Share Option Plan 2008, as it may be amended from time to time.

12.19.	Securities and Exchange Commission means the US Securities and Exchange Commission.

12.20.	Share means either one Ordinary Share or one ordinary share in the capital of the Company as represented by one American Depository share and as evidenced by an American Depository Receipt.

12.21.
Stock Option Agreement means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option and which shall be in such form as the Committee shall determine in its absolute discretion.

12.22.
Subsidiary means any company, if the Company and / or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock (e.g., issued shares) of such company. A company that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.